Exhibit 22.1

List of Subsidiary Guarantors

As of December 31, 2024, the 7.625% Fixed-Rate Resettable Junior Subordinated Notes Due 2053, the 6.375% Senior Notes Due 2033, the 6.000% Fixed-Rate Resettable Junior Subordinated Notes Due 2054 and the 5.800% Senior Notes Due 2054 issued by Apollo Global Management, Inc. (“AGM”) are guaranteed by the following subsidiaries of AGM:

1.Apollo Asset Management, Inc.
2.Apollo Principal Holdings A, L.P.
3.Apollo Principal Holdings B, L.P.
4.Apollo Principal Holdings C, L.P.
5.AMH Holdings (Delaware), L.P.
6.Apollo Management Holdings, L.P.